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                                                                  EXHIBIT 10.4
[LOGO OF ALLEGIANT PHYSICIAN SERVICES]


December 7, 1995


Mr. Terrence L. Bauer
1206 Lexham Drive
Marietta, Georgia 30068

Dear Terry:

This letter will serve as an offer of employment with Allegiant Physician Services, Inc. Below are the terms and conditions which outline our agreement:

POSITION                  PHASE I: President and CEO of Allegiant Physician
                          Services.

                          PHASE II: Upon the spin-off of CINet, and if RL Jackson becomes it's CEO, then it is anticipated that the Board would appoint you CEO of Allegiant Physician Services.

RESPONSIBILITIES          Total P&L responsibility for the business unit
                          of PA, PS&S, Quest and future contract services division.

REPORTS TO                Phase I, CEO; Phase II, Chairman of the Board

SALARY                    $185,000.00 per year

BONUS Ten percent (10%) of profit above Plan; to be mutually agreed upon before 2-1-96.

STOCK Stock Options - 100,000 shares vested upon start date and 400,000 vested pro rata monthly over 4 years. An additional 100,000 option shares at each of the following stock price thresholds $3.00/share, $4.00/share, $5.00/share and
                          $6.00/share.

BENEFITS                  Executive Level

EXPENSES Company will pay all out-of-pocket expenses related to travel, phones, etc. expended by TB on behalf of his duties with the Company.

START DATE                December 11, 1995

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[LOGO OF ALLEGIANT PHYSICIAN SERVICES]


INDEMNITY                 Company will indemnify TB from all liability arising
                          from duties as an officer of the Company.

NON SOLICITATION          TB agrees to sign confidentiality and non-
                          solicitation of employees and clients agreement.

TERMINATION
 No Cause Company will provide 12 months of income protection if TB is terminated for no cause (income protection is defined as salary continuation minus income derived from other sources of employment or consulting.

                          Termination for no cause shall include but not be limited to any alteration or revision in the corporate position of Employee such that Employee's responsibilities or compensation are materially reduced or decreased for any reason with the Employee's consent.

 For Cause                Termination with Cause shall be defined as continued
                          gross negligence, gross misconduct, conviction of a felony or fraud, material acts of dishonesty, or theft or embezzlement with regard to material property of the Company. In addition, termination with cause can occur, if by unanimous agreement of the Board of Directors, the employee fails to meet specified annual financial objectives by a significant margin.

Change of Control         If Company sells more than 50% of its stock in one
                          related transaction, then Options are vested 100%.
                          And if employee is terminated at Change of Control or within 120 days before such "change" the termination for no cause provision will be triggered.

If the above is agreeable to you, then please initial below. I look forward to a long and a mutually-rewarding relationship.


Sincerely,                                        Agreed to:

/s/ Richard L. Jackson                            /s/ T. L. Bauer
Richard L. Jackson                                ---------------------
Chairman, President & CEO                         Terrence L. Bauer